
                                                                            ----------------------------
                                                                                     OMB APPROVAL
FORM 5                                                                      ----------------------------
                                                                             OMB Number:      3235-0362
[ ] Check box if no longer subject to                                        Expires: December 31, 2001
    Section 16. Form 4 or Form 5 obligations                                 Estimated average burden
    may continue. See Instruction 1(b).                                      hours per response.....1.0

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported


                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol


       Ruckelshaus,        William                      D.                          Pharmacia Corporation PHA
--------------------------------------------------------------------- -----------------------------------------------------
         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Year
                                                                           Person, if an entity
   100 Route 206 North                                                     (Voluntary)                   December 2001
---------------------------------------------------------------------                                ----------------------
                           (Street)                                                                  5.  If Amendment,
                                                                                                         Date of Original
Peapack,              NJ                           07977                                                 (Month/Year)
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(City)             (State)                         (Zip)


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6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

       X     Director                        10% Owner
    --------                         -------
             Officer (give                   Other (specify
    -------- title below)            -------       below)



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7.  Individual or Joint/Group Reporting
         (check Applicable Line)

   X  Form filed by One Reporting Person
  --
      Form filed by More than One Reporting Person
  --

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  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 3)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                                   (Instr. 8)
                                                    (Month/                        -------------------------------------
                                                       Day/                          Amount      (A) or        Price
                                                      Year)                                      (D)
------------------------------------------------------------------------------------------------------------------------
Common(1)                                          04/17/2001        A                 2,200      A

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5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct (D)                  Indirect
    Beneficially                    or Indirect (I)                   Beneficial
    Owned at                        (Instr. 4)                        Ownership
    end of Issuer's                                                   (Instr. 4)
    Fiscal Year
    (Instr. 3 and 4)
----------------------------------------------------------------------------------
    17,190 (2)                          D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).


                                                                         (Over)
                                                                SEC 2270 (3-99)

                                        Ruckelshaus, William D. - December 2001

           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion Code       Derivative             and Expiration Date
                             Exercise      Date        (Instr. 8)      Securities             (Month/Day/Year)
                             Price of                                  Acquired (A)
                             Derivative    (Month/                     or Disposed of
                             Security        Day/                      (D)
                                            Year)                      (Instr. 3, 4, and 5)
                                                                       -------------------------------------------
                                                                        (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------
Stock Equivalent Units        1-for-1      02/21/2001       A           168
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Stock Equivalent Units        1-for-1      04/16/2001       A           163
------------------------------------------------------------------------------------------------------------------
Stock Equivalent Units        1-for-1      04/17/2001       A         1,369
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $44.25                                                        (4)      11/21/2007
------------------------------------------------------------------------------------------------------------------
Option (right to buy)            $55.00                                                        (4)      02/24/2008
------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------
7. Title and Amount of    8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           of Derivative       of Indirect
   (Instr. 3 and 4)          Security           Securities           Security:           Beneficial
                             (Instr. 5)         Beneficially         Direct (D)          Ownership
                                                Owned at             or Indirect         (Instr. 4)
                                                End of               (I)
                                                Year                 (Instr. 4)
                                                (Instr. 4)
------------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------
Common           168                                                     D
-----------------------------------------------------------------------------------------------------
Common           163                                                     D
-----------------------------------------------------------------------------------------------------
Common             0                                 4,961               D
                                                       (3)
-----------------------------------------------------------------------------------------------------
Common         4,318                                 4,318               D
-----------------------------------------------------------------------------------------------------
Common        13,801                                13,801               D
-----------------------------------------------------------------------------------------------------

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Explanation of Responses:
See attached statement

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                            Don W. Schmitz                       2/14/2002
                     --------------------------------        -----------------
                     ** Signature of Reporting Person               Date
                     Don W. Schmitz, attorney-in-fact for
                     William D. Ruckelshaus



                                                                         Page 2
                                                                SEC 2270 (3-99)

                               Pharmacia Corporation PHA

                                                          Form 5 - December 2001
Ruckelshaus, William D.
100 Route 206 North
Peapack, NJ 07977

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Explanation of responses:

(1)    Deferred shares.

(2) Includes deferred shares and 19 shares acquired through reinvested dividends.

(3) Share equivalents acquired through the Non-Employee Directors Deferred Compensation Plan, including share equivalents accrued through the reivestment of dividends.

(4)    Option is currently exercisable.